                                   EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)


                                  Nine Months Ended                    Year Ended
                                     September 30,                    December 31,
                                 ---------------------     ----------------------------------
                                   1996         1995         1995         1994         1993
                                 --------     --------     --------     --------     --------
Income before income
 taxes                           $136,615     $115,310     $157,240     $123,771     $ 66,422
Add fixed charges:
 Interest expense                 298,158      267,857      366,822      222,200      123,853
 One-third rentals                  1,863        1,844        2,478        2,041        1,387
                                 --------     --------     --------     --------     --------
   Total fixed charges            300,021      269,701      369,300      224,241      125,240
                                 --------     --------     --------     --------     --------
Income as adjusted               $436,636     $385,011     $526,540     $348,012     $191,662
                                 --------     --------     --------     --------     --------
Ratio of income to fixed
 charges                             1.46         1.43         1.43         1.55         1.53
                                 ========     ========     ========     ========     ========
Preferred stock dividends
 on a pre-tax basis              $      0     $      0     $      0     $      0     $  2,139
   Total combined fixed
    charges and preferred
    stock dividends              $300,021     $269,701     $369,300     $224,241     $127,379
                                 --------     --------     --------     --------     --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                     1.46         1.43         1,43         1.55         1.50
                                 ========     ========     ========     ========     ========

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